                                                                    EXHIBIT 99.1

                          [EDISON SCHOOLS LETTERHEAD]


Contact:          Adam Tucker -  Vice President, Communications
                  212 419 1602



                         EDISON SCHOOLS REPORTS 31% RISE
                    IN 3RD QUARTER REVENUES TO $121.9 MILLION
              WHILE GROSS SITE CONTRIBUTION CLIMBS TO $21.7 MILLION

          31 CENTS LOSS PER SHARE INCLUDES ONE-TIME CHARGE OF 12 CENTS

NEW YORK, May 14 -- Edison Schools Inc., the nation's leading private manager of public schools, reported net revenues for the quarter ending March 31, 2002 of $121.9 million compared to $ 92.8 million(1) a year ago, an increase of 31%. Gross site contribution for the quarter increased to $21.7 million from $18.1 million(2) for the same period last year. The company posted EBITDA, net of non-cash charges, of $103,000, compared to $3.1 million(2) in the same period last year. The company's net loss for the period was $16.9 million, compared to $6.0 million(2) for the same period last year.

The results for the quarter include a non-cash charge for the reduction in the carrying value of Edison's investment in Apex Learning Inc. by $6.8 million due to an other than temporary impairment. The company's net loss would have been $10.1 million and 19 cents per share if this charge were excluded.

Edison also reported its year-to-date progress on other critical indicators. Gross site contribution as a percent of net revenues was 15.5% for the first three quarters compared to 15.4% for the prior year period. Net site contribution margin, an important new measure introduced last quarter, increased to 7.4% for the first three quarters of this year from 4.8% for the same period last year. The percent of revenue that Edison spends on headquarters and start-up functions (net of non-cash charges) increased to 18.0% year-to-date from 17.7% for the same period last year. This quarter's headquarters costs were unusually and unfavorably impacted for three reasons: development and legal costs in Philadelphia, accounting and legal costs regarding the informal SEC inquiry, and launch costs associated with the company's new Affiliates Division.

The company also announced its revised guidance for the current and upcoming year to reflect changes in business prospects as well as the adoption of recent accounting literature. For the current year, the Company's revised guidance is for gross student funding of between $520 million and $525 million and for net revenues of between $475 million and $480 million;

EBITDA from $0 to negative $5 million; and a loss per share of 90 cents to 92 cents. Net of a one-time charge related to Apex, Edison's full year earnings per share is expected to be in line with current analysts' expectations.

For the upcoming year, the company provided guidance assuming that it wins no further contracts than those previously announced or already signed. Calculated in this manner, the company's guidance is for "total student funding" of approximately $665 million, an increase of 27%. It anticipates net revenues of approximately $618 million; EBITDA of approximately $20 million; and a net loss of approximately $32 million. This guidance assumes the successful completion of the 20-school arrangement in Philadelphia, as well as the contract regarding Edison's role as lead advisor to the district.

The company announced that its total cash and undrawn credit lines as of March 31 were $60 million, of which $45 million was in cash and $15 million in undrawn credit lines. In addition, Edison said it was in serious discussions with an investor regarding $30 to $50 million of additional capital. The company said it was hopeful of putting new financing in place within several weeks, the closing of which is likely to be subject to closing conditions. Edison also noted that there can be no assurances that this financing will ultimately be consummated.

Edison Schools manages 133 public schools with a total enrollment of approximately 74,000 students. Through contracts with local school districts and public charter school boards, Edison generally assumes educational and operational responsibility for individual schools in return for funding that is comparable to that spent on other public schools in the area. Over the course of three years of intensive research, Edison's team of leading educators and scholars developed an innovative, research-based curriculum and school design. Edison opened its first four schools in August 1995, and has grown rapidly in every subsequent year. For more information, please visit http://www.edisonschools.com.

Any statements in this press release and any other press release issued by Edison on or about the date hereof about future expectations, plans and prospects for Edison, including statements containing the words "believes," "anticipates," "plans," "expects," "will," and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the risk factors discussed in our most recent quarterly report filed with the SEC, and other factors such as, among other things, the possibility that: (1) Edison, its independent auditors and/or the SEC may identify additional items that materially and adversely affect Edison's financial results; (2) the financing discussed here by Edison may not be consummated; and (3) the events relating to the informal SEC inquiry or its settlement may result in defaults under Edison's material agreements or give rise to costly and protracted litigation against Edison. The forward- looking statements included in this press release represent Edison's estimates as of May 14, 2002. Edison anticipates that subsequent events and developments will cause its estimates to change. While Edison may elect to update these forward-looking statements at some point in the future, Edison specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Edison's estimates or views as of any date subsequent to May 14, 2002.

    (1) 2001 revenues reflect the reclassification of approximately
        $6.8 million

    (2) Prior year 3rd Quarter amounts have been restated to reduce the loss from operations by $0.6 million for losses, primarily related to two school contracts, that should have been recorded in the first quarter of 2001

      Edison Schools Inc.
      For the Three and Nine Months Ending March 31, 2002
      (Dollars in 000's, except loss per share data)

                                         Three Months Ended  Nine Months Ended
                                          March,    March,    March,    March,
                                           2002      2001      2002      2001


      Gross student funding             $131,165  $99,604  $361,774  $266,690

      Net revenue                       $121,904  $92,815  $327,286  $248,652

      Education and operating expenses:
        Direct site expenses
          Company paid                    50,161   41,359   142,043   115,444
          Client paid                     49,994   33,373   134,395    94,957
        Curriculum, administration and
         development                      21,485   14,763    53,960    38,467
        Preopening expenses                  402      639     5,608     6,987
        Depreciation and amortization      9,776    9,297    27,388    24,289
          Total education and operating
           expenses                      131,818   99,431   363,394   280,144

          Loss from operations            (9,914)  (6,616)  (36,108)  (31,492)

      Other income (expense)
        Interest income                    2,527    2,153     7,390     7,259
        Interest expense                  (1,446)  (1,358)   (4,414)   (3,792)
        Other                             (7,512)      16    (9,301)     (392)
          Total other                     (6,431)     811    (6,325)    3,075

          Loss before provision for
           state taxes                   (16,345)  (5,805)  (42,433)  (28,417)

        Provision for state taxes           (514)    (177)     (835)     (864)


      Net loss                          $(16,859) $(5,982) $(43,268) $(29,281)



       Per share data

        Basic and diluted net loss per
         share                            $(0.31)  $(0.13)   $(0.81)   $(0.63)

        Weighted average shares of
         common stock                     53,771   47,794    53,477    46,831
          outstanding used in computing
           basic and
          diluted net loss per share

      Operating information
          Enrollment - students           74,000   57,000    74,000    57,000
          Gross site contribution         21,749   18,083    50,848    38,251
          Gross site contribution
           margin                          17.8%    19.5%     15.5%     15.4%
          Net site contribution           12,463    8,886    24,204    11,984
          Net site contribution margin     10.2%     9.6%      7.4%      4.8%
          Curriculum, administration,
           development                     18.0%    16.6%     18.2%     18.3%
              and preopening as % of
               revenue
          Curriculum, administration,
           development                     17.8%    16.2%     18.0%     17.7%
              and preopening, net of
               non-cash charges
              as a % of revenue
          Stock-based non cash charges       241      392       755     1,451
          EBITDA, net of stock-based
           non cash charges                  103    3,073    (7,965)   (5,752)
          EBITDA, net of stock-based
           non cash charges,
               per student                     1       54      (108)     (101)